AT&T CFO to Update Shareholders at Citi’s AppsEconomy
Conference

DALLAS, January 5, 2022 — Pascal Desroches, senior executive vice president and chief financial officer, AT&T Inc.* (NYSE:T), will provide an update to shareholders at Citi’s AppsEconomy Conference today at 10 a.m. ET. Ahead of his appearance, the company is providing select fourth-quarter subscriber results as it continues to deliver on its strategic objective to grow customer relationships across wireless, fiber and HBO Max:

•For the fourth quarter of 2021, AT&T delivered total postpaid net adds of 1.3 million, including approximately 880,000 postpaid phones.
•For the full-year 2021, postpaid phone net adds were 3.2 million, AT&T’s highest annual postpaid phone net adds in more than a decade as the company continues to benefit from strong network performance and its disciplined and consistent go-to-market strategy.
•AT&T added approximately 270,000 fiber subscribers for the quarter. Full-year 2021 fiber net adds totaled about 1.0 million, the fourth consecutive year in which the company has added 1 million or more fiber subscribers. AT&T ended the year with an additional 2.6 million fiber customer locations, compared to its prior expectation of about 2.5 million.
•AT&T ended the year with approximately 73.8 million total global HBO Max and HBO subscribers, ahead of management’s prior guidance that end-of-year subscribers would be at the high end of its 70 million to 73 million subscriber target.1

Desroches will discuss these results when he speaks today. The webcast will be available live and for replay at AT&T Investor Relations. Viewers should start the webcast a few minutes before the planned start time in case the conference schedule changes.

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1Global HBO Max and HBO subscribers consist of domestic and international HBO Max and HBO subscribers, and exclude free trials, basic and Cinemax subscribers. Domestic HBO Max and HBO subscribers consist of U.S. accounts with access to HBO Max (including wholesale subscribers that may not have signed in) and HBO accounts, and exclude free trials and Cinemax subscribers.

©2022 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across mobile and broadband. Plus, it serves high-speed, highly secure connectivity and smart solutions to nearly 3 million business customers. WarnerMedia is a leading media and entertainment company that creates and distributes premium and popular content to global audiences through its consumer brands, including: HBO, HBO Max, Warner Bros., TNT, TBS, truTV, CNN, DC Entertainment, New Line, Cartoon Network, Adult Swim and Turner Classic Movies. AT&T Latin America provides wireless services to consumers and businesses in Mexico.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2022 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s website at https://investors.att.com.

For more information, contact:
Fletcher Cook
AT&T Inc.
Phone: (214) 912-8541
Email: fletcher.cook@att.com

Daphne Avila
AT&T Corporate Communications
Phone: (972) 266-3866
Email: daphne.avila@att.com

©2022 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.